Stockholder contact:	Kevin Howley 617-385-9517 kevin.howley@columbiathreadneedle.com

Media contact:	Elizabeth Kennedy 617-897-9394 liz.kennedy@ampf.com

TRI-CONTINENTAL CORPORATION

ANNOUNCES RECORD AND MEETING DATES FOR

89th ANNUAL MEETING OF STOCKHOLDERS

Boston, MA, December 13, 2018 — The Board of Directors (the Board) of Tri-Continental Corporation (the Corporation) (NYSE: TY) announced today that the Corporation’s 89th annual meeting of stockholders will be held on April 16, 2019 (the “Annual Meeting”), and the close of business on February 26, 2019 has been fixed by the Board as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof. Further details relating to the Annual Meeting, including proposals, as well as additional details of the Annual Meeting place and time, will be described in a notice of Annual Meeting and proxy statement that the Corporation intends to file with the Securities and Exchange Commission.

The Corporation is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Investors should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or visiting www.columbiathreadneedleus.com. The prospectus should be read carefully before investing in the Corporation. For more information, please call 1-800-345-6611 or visit columbiathreadneedleus.com.

Investment products are not federally or FDIC-insured, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

© 2018 Columbia Management Investment Advisers, LLC. All rights reserved.

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